Exhibit 99.1

N E W S  R E L E A S E

For Immediate Release

Contact:	HemaCare Corporation
Pete van der Wal, Chief Executive Officer
877-310-0717
www.hemacare.com

RELEASE DATE: March 11, 2011

HEMACARE REPORTS FOURTH QUARTER AND YEAR END RESULTS

___________________________________________________________________________________________

LOS ANGELES - HemaCare Corporation (OTCBB:HEMA) announced today that the Company generated fourth quarter revenue of $7.0 million and a net loss of $197,000, or $0.02/share, compared to fourth quarter 2009 revenue of $8.2 million and net income of $195,000, or $0.02/share. The Company generated $30.3 million of revenue in 2010, with a net loss of $796,000 or $0.08/share, compared to $36.4 million in revenue in 2009, with $855,000 in net income or $0.09/share. The 2010 net loss included $321,000 in expenses related to the closure of an unprofitable facility in Maine and the write off of impaired assets, as well as $184,000 in severance expenses paid to the Company’s former Chief Executive Officer and Chief Financial Officer in the first quarter.

Commenting on the results, HemaCare’s Chief Executive Officer, Pete van der Wal, stated, “While we were disappointed in our results for 2010, actions taken by management were able to produce higher gross profits and smaller operating losses in the fourth quarter compared to the third quarter. These actions included expense reductions beyond those achieved earlier in the year, as well as intensified focus on our more profitable activities. These include our blood collection services provided on behalf of biotechnology companies producing novel cell therapy products, such as Dendreon’s Provenge, as well as on behalf of biotechnology companies in support of their human clinical trials. While we see no immediate improvement in the difficult pricing environment for our core blood products business, we expect to see growing impact from our specialized cell collection activities in 2011 and beyond.”

15350 Sherman Way, Suite 350, Van Nuys, CA 91406 • Phone 818.226.1968 • Fax 818.251.5300

About HemaCare Corporation

HemaCare Corporation is a leading provider of human biological products and services for use in research studies, medical device qualifications, validations, and the development of cellular therapies. HemaCare's customers include biotechnology companies, research organizations, and academic institutions. Together with its subsidiaries, the company engages in the collection, processing, and distribution of blood products in the United States. HemaCare provides its products and services to healthcare providers, hospitals, and research related organizations. The company was founded in 1978 and is based in Van Nuys, California.  It trades on the OTC Bulletin Board under the symbol “HEMA”.

This press release also contains “forward-looking statements” under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). Statements herein that are not historical facts are forward-looking statements pursuant to the safe harbor provisions referenced above. You may also identify forward-looking statements by use of the words “anticipates,” “expects,” “intends,” “plans” and similar expressions. The forward-looking statements in this press release include statements that HemaCare expects its cost cutting efforts and increased focus on more profitable lines of business to result in improved bottom line results. Forward-looking statements are inherently subject to risks and uncertainties some of which cannot be predicted or quantified. Such risks and uncertainties include, without limitation, the following: a reduction in operating margins occasioned by costs increasing more rapidly than market prices, the reduced demand for blood products, declining blood donations, the loss of customers or the inability to pass on cost increases due to increased competition, an increase in operating costs due to changes in industry regulations and standards, a decrease in reimbursement rates; our competitive position may decline due to the potential adverse effect from changes in the healthcare industry, including consolidations, which could affect access to customers, our inability to attract, retain and motivate management and other skilled employees, an increased emphasis by our competitors on customer service may diminish the advantages we enjoy from our service-focused operations, and our competitors’ not-for-profit status gives them advantages in acquiring customers; and the other risks and uncertainties discussed from time to time in the documents HemaCare files with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlined in the forward-looking statements contained herein. The Company undertakes no obligation to update any of these forward-looking statements to reflect actual results or events or circumstances after the date hereof.

(Financial Table Follows)

15350 Sherman Way, Suite 350, Van Nuys, CA 91406 • Phone 818.226.1968 • Fax 818.251.5300

HemaCare Corporation

Condensed Consolidated Data

(Unaudited)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Statements of Operations:

Revenue	$7,011,000	$8,248,000	$30,252,000	$36,387,000

Gross Profit	$943,000	$1,424,000	$4,377,000	$6,452,000

General and administrative expenses	$1,127,000	$1,206,000	$5,183,000	$5,575,000

(Loss) income before income taxes and discontinued operations	$(184,000)	$218,000	$(806,000)	$877,000

Provision for (benefit from) income taxes	—	$10,000	$(60,000)	$(28,000)

Net (loss) income before discontinued operations	$(184,000)	$208,000	$(746,000)	$905,000

Loss from discontinued operations, net of tax	$(13,000)	$(13,000)	$(50,000)	$(50,000)

Net (loss) income	$(197,000)	$195,000	$(796,000)	$855,000

Basic and diluted (loss) earnings per share	$(0.02)	$0.02	$(0.08)	$0.09

Weighted average shares outstanding – basic	9,713,000	10,050,000	9,968,000	10,008,000

Weighted average shares outstanding – diluted	9,713,000	10,257,000	9,968,000	10,132,000

15350 Sherman Way, Suite 350, Van Nuys, CA 91406 • Phone 818.226.1968 • Fax 818.251.5300

Balance Sheets:	12/31/2010	12/31/2009

Assets
Cash and cash equivalents	$2,298,000	$1,007,000
Other current assets	4,297,000	5,368,000
Non-current assets	3,248,000	4,200,000
Total assets	$9,843,000	$10,575,000

Liabilities and Shareholders' Equity
Current liabilities	$4,551,000	$4,449,000
Long-term liabilities	610,000	600,000
Shareholders' equity	4,682,000	5,526,000
Total liabilities and shareholders' equity	$9,843,000	$10,575,000

15350 Sherman Way, Suite 350, Van Nuys, CA 91406 • Phone 818.226.1968 • Fax 818.251.5300